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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   SCHEDULE 13G


                      Under the Securities Exchange Act of 1934

                                  (Amendment No. 1)*

                                 Dionex Corporation
-------------------------------------------------------------------------------
                                   (Name of Issuer)

                                     Common Stock
-------------------------------------------------------------------------------
                            (Title of Class of Securities)

                                      254546104
                            -------------------------------
                                    (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  Page 1 of 6 pages


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-------------------------------               --------------------------------
CUSIP NO. 254546104                 13G       Page 2 of 6 Pages
-------------------------------               --------------------------------

------------------------------------------------------------------------------
1    NAME(S) OF REPORTING PERSON(S)
     S.S. OR I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S)

     Granahan Investment Management, Inc.   04-2856200
------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) / /
     Not Applicable.
                                                        (b) / /
------------------------------------------------------------------------------
3    SEC USE ONLY
------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Commonwealth of Massachusetts
------------------------------------------------------------------------------
  NUMBER OF         5    SOLE VOTING POWER
   SHARES                    2,500
BENEFICIALLY        ----------------------------------------------------------
 OWNED BY           6    SHARED VOTING POWER
   EACH                       -0-
 REPORTING          ----------------------------------------------------------
  PERSON            7    SOLE DISPOSITIVE POWER
   WITH                     263,950
                    ----------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER
                              -0-
------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       263,950
------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     2.27
------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

       IA
------------------------------------------------------------------------------

                *SEE INSTRUCTION BEFORE FILLING OUT!

                                  Page 2 of 6 pages


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     Item 1(a)      Name of Issuer

                    Dionex Corporation


     Item 1(b)      Address of Issuer's Principal Executive Offices

                    1228 Titan Way
                    Sunnyvale, CA 94086

     Item 2(a)      Name of Person Filing

                    Granahan Investment Management, Inc.


     Item 2(b)      Address of Principal Business Office or, if none, Residence

                    275 Wyman Street, Suite 270
                    Waltham, MA 02154

     Item 2(c)      State of Organization/Citizenship

                    Commonwealth of Massachusetts

     Item 2(d)      Title of Class of Securities

`                   Common Stock

     Item 2(e)      CUSIP Number

                    254546104

     Item 3.   If this statement is filed pursuant to Rules 13d-1(b), or
                 13d-2(b), check whether the person filing is a

          (a)  [ ]  Broker or Dealer registered under Section 15 of the Act

          (b)  [ ]  Bank as defined in Section 3(a)(6) of the Act

          (c)  [ ]  Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act

          (e) [X] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f)  [ ]  Employee Benefit Plan, Pension Fund which is subject to the


                                  Page 3 of 6 pages

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                    provisions of the Employee Retirement Income Security Act of
                    1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

          (g)  [ ]  Parent Holding Company, in accordance with
                    Section 240.13d-1(b)(1)(ii)(G)

          (h)  [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

     Item 4.   Ownership

          (a)  Amount Beneficially Owned:    263,950

          (b)  Percent of Class:   2.22%

          (c)  Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:    2,500

               (ii) shared power to vote or to direct the vote:  -0-

              (iii) sole power to dispose or to direct the disposition of:
                    263,950

               (iv) shared power to dispose or to direct the disposition of:
                    -0-

     Item 5.   Ownership of Five Percent or Less of a Class

               [X]

     Item 6.   Ownership of More than Five Percent on Behalf of Another Person

               Certain other persons have the right to receive or the power to direct the receipt of dividends from, or the
               proceeds from the sale of, the class of securities which are subject to this report.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

               Not Applicable.

     Item 8.   Identification and Classification of Members of the Group

               Not Applicable.


     Item 9.   Notice of Dissolution of Group

               Not Applicable.



                                  Page 4 of 6 pages

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     Item 10.  Certification


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  Page 5 of 6 pages

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     Signature

     After reasonably inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                    GRANAHAN INVESTMENT MANAGEMENT, INC.



Date: January 27, 1998                  By:  /s/ John J. Granahan
                                             ---------------------------
                                             John J. Granahan, President


                                  Page 6 of 6 pages